Exhibit 99.1

FOR IMMEDIATE RELEASE

FLORIDA PUBLIC SERVICE COMMISSION VOTES ON PEOPLES GAS BASE RATE INCREASE

Moderate increase of 10 percent expected for 20-therm residential bill

Tampa, Florida — May 5, 2009 — Today, the Florida Public Service Commission (FPSC) voted to increase Peoples Gas System’s base rates for the first time since 2003, effective June 18. Peoples Gas will continue to collect annual interim rates of $2.38 million that were granted in October 2008 until the time permanent rates go into effect.

President Bill Cantrell said, “Peoples Gas is committed to safe and reliable delivery of economical, low-carbon natural gas to Florida citizens. We are working hard to manage costs and efficiently serve our customers.”

While the FPSC will vote to decide final rate structures May 19, based on today’s vote, a residential customer using 20 therms per month could expect an increase of about 10 percent to their total bill.

The approval for a base rate increase of $19.2 million comes after a nine-month regulatory review of the company’s books and records, and is less than Peoples Gas requested in its August 2008 filing.

Base rate charges, as approved in the company’s rate case, are used to cover the utility’s cost of building, operating and maintaining the infrastructure it uses to serve customers. The largest part of a customer’s gas bill is typically the fuel charge, representing the cost of natural gas paid by Peoples Gas to fuel suppliers, and is passed on to customers without any mark-up or profit to Peoples Gas. The fuel charge is monitored and approved by the FPSC and is adjusted periodically to reflect actual and projected costs.

Since its last base rate increase in 2003, Peoples Gas has added approximately 100,000 new customers. To serve that demand and address new federal requirements, the company has installed or replaced more than 1,500 miles of gas main in the more than 200 communities it serves throughout Florida.

As approved by the FPSC, Peoples Gas’ new base rates reflect a return on equity of 10.75 percent, which is the middle of a range between 9.75 percent and 11.75 percent. The allowed equity in the capital structure is 54.7 percent from all investor sources of capital (and 48.5 percent including other regulatory sources of capital such as deferred taxes, and customer deposits) on an allowed rate base of $561 million. A final order addressing today’s decision and the rates decision to be taken up by the FPSC on May 19, 2009 is expected to be issued by the FPSC on or about June 8, 2009.

Exhibit 99.1

Peoples Gas System, Florida’s largest natural gas distribution company, is one of the four core businesses of TECO Energy, Inc. (NYSE: TE), an energy-related holding company, with regulated electric and gas utility operations in Florida through Tampa Electric and Peoples Gas System. Peoples Gas serves approximately 335,000 customers in most of Florida’s major metropolitan areas and beyond. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this report, except as may be required by law. The company’s ability to realize the benefit of base rates increases is dependent upon many factors, including customer usage. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s and Tampa Electric Company’s combined Annual Report on Form 10-K for the period ended Dec. 31, 2008.

Contact:	Rick Morera (Media)	Mark Kane (Investors)
	813-228-4945	813-228-1772

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